EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-35452 on Form S-8 of our reports dated November 28, 2007, relating to the consolidated financial statements of Capitol Federal Financial and Subsidiary and management's report on the effectiveness of internal control over financial reporting incorporated by reference in the Annual Report on Form 10-K of Capitol Federal Financial and Subsidiary for the year ended September 30, 2007.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
November 28, 2007